Exhibit 2.1
OMNIBUS AMENDMENT NO. 1
This OMNIBUS AMENDMENT NO. 1, effective as of May 17, 2023 (this “Amendment”), is by and among Viatris Inc., a Delaware corporation (“Viatris”), Biocon Biologics UK Limited, a U.K. private limited company (“Biocon UK”), Biosimilar Collaborations Ireland Limited, an Irish private limited company (“Biosimilar Collaborations”), Biosimilars Newco Limited, a U.K. private limited company (“Biosimilars Newco”), and Biocon Biologics Limited, a public limited company incorporated under the Indian Companies Act, 2013 (“Biocon”). Each of the parties hereto is referred to individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Viatris and Biocon are parties to that certain Transaction Agreement, dated as of February 27, 2022, as amended by that certain Amendment No. 1 to Transaction Agreement, dated as of November 28, 2022, by and between Viatris and Biocon (the “Transaction Agreement”);
WHEREAS, Viatris and Biocon UK are parties to that certain letter agreement, dated as of February 27, 2022, relating to payments of Closing Working Capital, as amended by that certain Amendment No. 1 to Letter Agreement, dated as of November 29, 2022, by and between Viatris and Biocon UK (the “Working Capital Letter”);
WHEREAS, Viatris, Biocon UK, Biosimilar Collaborations, Biosimilars Newco and Biocon are parties to that certain Transition Services Agreement, dated as of November 29, 2022 (the “Transition Services Agreement” and, collectively with the Transaction Agreement and the Working Capital Letter, the “Specified Documents”); and
WHEREAS, the Parties desire to amend each of the Specified Documents in accordance with the terms set forth herein.
NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Amendment and the Specified Documents, and subject to the conditions set forth herein and therein, the Parties hereby agree as follows:
1.Capitalized Terms. Unless otherwise indicated herein, capitalized terms which are used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Transaction Agreement.
2.Amendments to the Transaction Agreement.
(a)Section 1.07(a) of the Transaction Agreement is hereby amended and restated in its entirety:
“(a) if the Adjustment Amount is positive, then Buyer shall cause the Subsidiary Buyer to pay to the Irish Seller and the ROW Acquired Company to pay to the ROW Seller, as applicable (with the allocation between the Irish Seller and the ROW Seller in accordance with Section 1.03 being designated in writing by Seller Parent within three (3) Business Days after the Binding Closing Statement Date, or, if the

Binding Closing Statement Date occurs prior to March 3, 2023, on or prior to March 3, 2023), by wire transfer of immediately available funds to account(s) designated in writing by Seller Parent within three (3) Business Days after the Binding Closing Statement Date, or, if the Binding Closing Statement Date occurs prior to March 3, 2023, on or prior to March 3, 2023, an amount equal to such Adjustment Amount;”
(b)Section 1.07(b) of the Transaction Agreement is hereby amended and restated in its entirety:
“(b) if the Adjustment Amount is negative, then Seller Parent shall cause the ROW Seller to pay to the ROW Acquired Company and the Irish Seller to pay to the Subsidiary Buyer, as applicable (with the allocation between the Irish Seller and the ROW Seller in accordance with Section 1.03 being designated in writing by Seller Parent within three (3) Business Days after the Binding Closing Statement Date, or, if the Binding Closing Statement Date occurs prior to March 3, 2023, on or prior to March 3, 2023), by wire transfer of immediately available funds to an account designated in writing by Buyer within three (3) Business Days after the Binding Closing Statement Date, or, if the Binding Closing Statement Date occurs prior to March 3, 2023, on or prior to March 3, 2023, an amount equal to the absolute value of such Adjustment Amount; and”
(c)Section 1.09(b) of the Transaction Agreement is hereby amended by replacing the words “for a period of the later of (i) two (2) years after the Closing Date and (ii) the termination or expiration of all Transition Services” with the words “for a period until the termination or expiration of all Transition Services”.
(d)Section 9.02 of the Transaction Agreement is hereby amended by amending and restating the following definitions:
“Closing Working Capital” means the amount of (a) total current assets of the Business (for the avoidance of doubt, including any Transferred Assets constituting current assets but not transferred to the Business Companies as a result of Section 1.09), on a consolidated basis, as of the Reference Time, minus (b) total current liabilities of the Business (for the avoidance of doubt, including any Assumed Liabilities constituting current liabilities but not transferred to the Business Companies as a result of Section 1.09), on a consolidated basis, as of the Reference Time, each as calculated in accordance with the Accounting Principles, but including only the line items and applying the procedures and adjustments contained in the example calculation set forth in Section 9.02(e) of the Seller Parent Disclosure Letter (which is provided for purposes of illustrating such line items, procedures and adjustments); provided, however, that Closing Working Capital shall not include (A) any Assumed Indebtedness or (B) any Seller Parent/Buyer Contracts Amounts.
“Working Capital Closing Transfer Amount” means:
(a)    if the Closing Working Capital is greater than the Working Capital Target, an amount equal to $0 (zero dollars);

(b)    if the Closing Working Capital is a negative number, an amount equal to (i) $0 (zero dollars), minus (ii) the absolute value of the Closing Working Capital; and
(c)    if the Closing Working Capital is between $0 (zero dollars) and the Working Capital Target, an amount equal to the Closing Working Capital.
“Working Capital Target” means $250,000,000 (two hundred fifty million dollars).
(e)The Parties agree that for all purposes of the Transaction Agreement: (i) the Closing Working Capital shall be deemed to equal $32,227,703 (thirty-two million two hundred twenty-seven thousand seven hundred three dollars); (ii) the Assumed Indebtedness Amount shall be deemed to equal $0 (zero dollars); (iii) the Closing Collaboration Adjustment Amount shall be deemed to equal $(54,666,105) (negative fifty-four million six hundred sixty-six thousand one hundred five dollars); (iv) as a result of the foregoing, the Adjustment Amount shall be deemed to equal ($22,438,402) (negative twenty-two million four hundred thirty-eight thousand four hundred two dollars); and (v) the Binding Closing Statement Date shall be the date hereof.
(f)Clause (xi) of Annex B is hereby deleted in its entirety.
(g)For the avoidance of doubt, the Parties acknowledge and agree that, prior to the date of this Amendment, (i) the current assets and current liabilities of the Business included in the calculation of the Closing Working Capital have been transferred to Biosimilars Newco and (ii) the ROW Seller paid, pursuant to Section 1.07(b) of the Transaction Agreement, to Biosimilars Newco an amount equal to the absolute value of the Adjustment Amount.
(h)The fourth sentence of Section (iv) of Annex D of the Transaction Agreement is hereby amended and restated in its entirety:
“The BMC will hold monthly meetings commencing in the first month after the date of this Agreement until one (1) year after the date of this Agreement and quarterly meetings thereafter until the termination or expiration of all Transition Services, unless the Parties mutually agree in writing to a different frequency.”
(i)The third sentence of Section (v) of Annex D of the Transaction Agreement is hereby amended and restated in its entirety:
“The IMO will hold monthly meetings commencing in the first month after the date of this Agreement until one (1) year after the date of this Agreement and quarterly meetings thereafter until the termination or expiration of all Transition Services, unless the Parties mutually agree in writing to a different frequency.”

3.Amendments to the Working Capital Letter.
(a)Paragraph 1 of the Working Capital Letter is hereby amended by amending and restating the following definition:
“Specified WC/Cash” means an amount of cash equal to the Working Capital Target.”
(b)Paragraph 2 of the Working Capital Letter is hereby deleted in its entirety.
(c)For the avoidance of doubt, the Parties acknowledge and agree that Specified WC/Cash shall not be reduced by the amount of the Closing Working Capital transferred to Biosimilars Newco.
4.Amendment to the Transition Services Agreement.
(a)Section 1.01 of the Transition Services Agreement is hereby amended by amending and restating the following definitions:
“Applicable Cap” means (i) for calendar year 2022, $187,000,000 (one hundred eighty-seven million dollars) and (ii) for calendar year 2023, $139,000,000 (one hundred thirty-nine million dollars).
“Services” means the services to be provided by the Seller Parent Group, which comprise the services identified (i) in Schedule A (for the avoidance of doubt, including any Omitted Services and any Additional Services added to Schedule A in accordance with Section 2.01(c) and Section 2.01(d), respectively) and (ii) in Schedule G.
(b)Section 1.01 of the Transition Services Agreement is hereby amended by adding the following definitions:
“Key Information” means (i) the material Business Records and (ii) true, correct and complete copies of the material Customer Contracts, in the case of each of clauses (i) and (ii), that are (A) required for the Buyer Group to materially achieve Migration in the European Union by December 31, 2023 and (B) required to be delivered by Seller Parent to the Buyer Group pursuant to the Transaction Agreement or the Transition Services Agreement.
“Wind-Down Activities” means any and all activities that are obligations of the Seller Parent Group set forth in the Migration Plan, or as otherwise mutually agreed in writing by the Parties at least seventy five (75) days prior to December 31, 2023.”
(c)Section 2.01(a) of the Transition Services Agreement is hereby amended by adding the words “and Schedule G” immediately preceding the words “constitute all of the Services”.
(d)Section 2.01 of the Transition Services Agreement is hereby amended by adding the following new paragraphs (e) and (f) immediately after paragraph (d) thereof:

“(e) If a Buyer Party identifies any Service that is described on Schedule G that a Buyer Party wishes the Seller Parent Group to provide after December 31, 2023 (the “Essential Financial Services”), a Buyer Party must notify Seller Parent in writing of its request for the Seller Parent Group to provide such Essential Financial Service at least seventy five (75) days prior to December 31, 2023. In the event an Essential Financial Service is extended, Buyer and Seller Parent shall jointly instruct the PIMC to update the Migration Plan as appropriate.
(f) If a Buyer Party identifies any Service (other than any Essential Financial Service) that is described on Schedule A that a Buyer Party wishes the Seller Parent Group to provide after December 31, 2023 (the “Requested Extended Services”), a Buyer Party must notify Seller Parent in writing of its request for the Seller Parent Group to provide such Requested Extended Services at least seventy five (75) days prior to December 31, 2023 and Seller Parent shall consider in good faith such request and shall have the right to decide in its sole discretion whether to provide such Requested Extended Services. If Seller Parent agrees in its sole discretion to provide such Requested Extended Services, Buyer and Seller Parent shall jointly instruct the PIMC to update the Migration Plan as appropriate.”
(e)Section 2.04(a) of the Transition Services Agreement is hereby amended by replacing the third sentence thereof with the following sentences:
“Buyer shall deliver to Seller Parent, no later than March 31, 2023, a draft of the plan to achieve Migration by December 31, 2023, which plan shall (i) include Seller Parent’s obligations to make the Key Personnel available to Subsidiary Buyer as reasonably necessary to plan, coordinate and achieve Migration and (ii) not include any obligations of Seller Parent that are contemplated by the Services set forth in Schedule A or Schedule G or the Excluded Services set forth in Schedule E (as it may be updated from time to time in accordance with this Section 2.04(a), the “Migration Plan”). The Migration Plan shall also include the transfer to the Buyer Group of each Regulatory Approval for the Products, in each case with expected timelines and on a country-by-country basis. Following delivery of the draft Migration Plan to Seller Parent, Seller Parent shall have a reasonable opportunity to review and comment on the Migration Plan.”
(f)Section 2.08 of the Transition Services Agreement is hereby amended by adding the words “or Schedule G” after the words “Schedule A”.
(g)Section 3.01 of the Transition Services Agreement is hereby amended and restated in its entirety as follows:
“SECTION 3.01. Compensation for Services. As compensation for the Services rendered in any month, Subsidiary Buyer shall cause the Service Recipients to pay to the Service Providers (a) the Cost of Services for any Services rendered in such month (the “Cost Reimbursement”), plus (b) (i) from the Effective Date until December 31, 2023, the Monthly Mark-Up for such month and (ii) following December 31, 2023 (A) a mark-up of eighteen percent (18%) of the Cost of Services for any Essential Financial Services and (B) a mark-up of twenty-five percent

(25%) of the Cost of Services for any Requested Extended Services that Seller Parent agrees to provide in accordance with Section 2.01(f) and any Services extended in accordance with clause (b) of the proviso in Section 4.01 rendered in such month (this clause (b), the “Mark-Ups”); provided that, notwithstanding anything to the contrary herein, (x) in no event shall the Monthly Mark-Up be paid for fewer than thirteen (13) months, regardless of the Services rendered (or not rendered) in such months, (y) in no event shall the Cost of Services for calendar year 2022 or 2023 exceed the Applicable Cap for such calendar year and (z) in no event shall the Mark-Up be paid in respect of any Essential Financial Service or Requested Extended Service, in each case directly attributable to Seller Parent’s failure to provide the Key Information by December 31, 2023; provided that the Buyer Group has given Seller Parent written notice of any such missing Key Information with specificity at least seventy-five (75) days prior to December 31, 2023, which notice shall specify the Essential Financial Service or Requested Extended Service to which the missing Key Information relates. For the avoidance of doubt, the Cost of Services shall not include costs and expenses to the extent incurred by the Seller Parent Group exclusively in performing the Wind-Down Activities. If any sum due for payment by any Party under this Section 3.01 is not paid by the due date for such payment in accordance with this Agreement, then such Party shall pay the other Party Default Interest on that sum from, but excluding, the due date to, but excluding, the date of actual payment.”
(h)Section 4.01 of the Transition Services Agreement is hereby amended and restated in its entirety as follows:
“SECTION 4.01. Term. This Agreement is effective as of the Effective Date and shall remain in effect until, and each Service shall terminate on, December 31, 2023 (such period, including to the extent it may be extended pursuant to clause (b) of the immediately succeeding proviso, the “Term”); provided that, (a) solely with respect to each particular Service, this Agreement shall terminate upon the earlier of (i) the Applicable Termination Date for such Service and (ii) termination of such Service in accordance with Section 2.04 or 4.02, (b) in the event a Regulatory Approval for any Product could not transfer to the Buyer Group on or prior to December 31, 2023 due to delayed or prohibited (provided that the prohibition is not permanent) approval by the applicable Regulatory Authority (including due to inaction by such Regulatory Authority, but not if such transfer has been permanently prohibited by such Regulatory Authority), then, at the option of the Buyer Group, all or certain Services to the extent related to such Product under this Agreement shall continue until the earlier to occur of (i) the transfer of such Regulatory Approval to the Buyer Group and (ii) April 30, 2024 and (c) the Essential Financial Services and the Requested Extended Services, to the extent provided after December 31, 2023 in accordance with this Agreement, shall terminate on April 30, 2024. Notwithstanding the foregoing clause (b), in the event that any Regulatory Approval could not transfer to the Buyer Group on or prior to December 31, 2023, or at any time is permanently prohibited from being transferred to the Buyer Group by a Regulatory Authority, the Parties shall work together in good faith to find an alternative solution to transfer the benefits and burdens of such Regulatory Approval to the Buyer Group.”

(i)Section 1.1(a) of Schedule A of the Transition Services Agreement is hereby amended by replacing the words “twenty-four (24) months from and after the Closing Date” with “December 31, 2023”.
(j)The fifth bullet point of Item 5 of Section 3 (Commercial) of Schedule A of the Transition Services Agreement is hereby amended and restated in its entirety as follows:
“Customer Contract Transition Period” means, for each Customer Contract, the period beginning on the Effective Date and ending on the earlier of (i) the Customer Contract Termination Date or (ii) the transition of such Customer Contract to the Buyer Group (whether through assignment of such Customer Contract to the Buyer Group, through the entry by the Buyer Group of a new Contract with the applicable customer, or otherwise).
“Customer Contract Termination Date” means, for each Customer Contract, the earlier of (i) December 31, 2023 and (ii) the date of the termination of other Services in the jurisdiction to which such Customer Contract relates.”
(k)The first sentence of sub-bullet 3 of the eighth bullet point of Item 5 of Section 3 (Commercial) of Schedule A of the Transition Services Agreement is hereby amended and restated in its entirety as follows:
“For any Customer Contract not assigned pursuant to the immediately preceding bullet (the “Non-Assigned Customer Contracts”), prior to the Customer Contract Termination Date, the Parties shall use reasonable best efforts to help facilitate Buyer Group’s negotiation of a new Contract with the applicable customer (and the concurrent termination of the corresponding existing Customer Contract).”
(l)Sub-bullet 4 of the eighth bullet point of Item 5 of Section 3 (Commercial) of Schedule A of the Transition Services Agreement is hereby amended and restated in its entirety as follows:
“Notwithstanding anything to the contrary in the immediately preceding bullet, to the extent that a new Contract is not so entered prior to the Customer Contract Termination Date but the Non-Assigned Customer Contract has a term extending beyond the Customer Contract Termination Date and is not assignable, then (i) with respect to any such Non-Assigned Customer Contract entered pursuant to tenders, the Seller Parent Group will continue to provide services with respect to such Non-Assigned Customer Contract to the extent that the Seller Parent Group employees necessary to provide such services have not transferred to the Buyer Group; provided, that the Buyer Group shall reimburse Seller Parent Group for any and all costs and expenses incurred by the Seller Parent Group in connection with such services; and (ii) with respect to any other Non-Assigned Customer Contract, the Parties will discuss in good faith the extension of the Seller Parent Group’s services with respect to such Non-Assigned Customer Contract, including appropriate economic terms for any such services.”

(m)The Parties acknowledge and agree that, regardless of any Termination/Reduction Notice or Termination/Reduction Response, (i) the Services set forth in the eighth bullet point of Item 5 of Section 3 (Commercial) of Schedule A of the Transition Services Agreement shall survive until April 30, 2024, (ii) no Termination/Reduction Notice or Termination/Reduction Response shall result in (A) the provision of any Omitted Service or Additional Service or (B) any modification to the manner in which any Service is provided and (iii) notwithstanding anything to the contrary in the Transition Services Agreement, this Amendment or any Termination/Reduction Notice or Termination/Reduction Response, the Transition Services Agreement and all Services thereunder shall terminate on April 30, 2024.
(n)The first bullet point of Item 8 of Section 3 (Commercial) of Schedule A of the Transition Services Agreement is hereby amended and restated in its entirety as follows:
“Continue to administer the US PAP in collaboration with the Buyer Group until the earlier of (i) September 1, 2023 and (ii) the date that the Buyer Group builds or obtains a PAP solution.”
(o)The Transition Services Agreement is hereby amended by adding Schedule G as a new schedule to the Transaction Services Agreement in the form of Schedule 1 hereto.
5.General.
(a)Effect of Amendment. Each Party acknowledges and agrees that this Amendment constitutes an instrument in writing on behalf of each of the Parties in accordance with Section 9.05 of the Transaction Agreement, Section 7 of the Working Capital Letter and Section 7.06 of the Transition Services Agreement. For the avoidance of doubt, references to (i) the date of the Transaction Agreement, and references to the “date hereof”, “the date of this Agreement” or words of similar meaning in the Transaction Agreement shall continue to refer to February 27, 2022 and (ii) the date of the Transition Services Agreement, and references to the “date hereof”, “the date of this Agreement” or words of similar meaning in the Transition Services Agreement shall continue to refer to November 29, 2022.
(b)Limited Amendment. Except as expressly set forth in paragraphs 2, 3 and 4 above, this Amendment shall not be deemed to amend, waive, affect or otherwise alter any term or provision of the Specified Documents or the other Transaction Documents, and all terms and provisions of the Specified Documents and the other Transaction Documents shall continue in full force and effect.
(c)Miscellaneous. The provisions set forth in Sections 9.01, 9.04 through 9.15 and 9.18 of the Transaction Agreement shall apply to this Amendment, mutatis mutandis, and are hereby incorporated by reference as if fully set forth herein.
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IN WITNESS WHEREOF, the Parties have duly executed this Amendment, all as of the date first written above.

VIATRIS INC. By: /s/ Anil Amin ______________________________ Name: Anil Amin Title: Chief Business Development Officer
WITNESS WHEREOF, the Parties have duly executed this Amendment, all as of the date first written above.

BIOCON BIOLOGICS UK LIMITED By: /s/ Shreehas P. Tambe ______________________________ Name: Shreehas P. Tambe Title: Authorized Signatory
BIOCON BIOLOGICS UK LIMITED By: /s/ Chinappa M B ______________________________ Name: Chinappa M B Title: Authorized Signatory

[Signature Page to Omnibus Amendment No. 1]

IN WITNESS WHEREOF, the Parties have duly executed this Amendment, all as of the date first written above.

BIOSIMILAR COLLABORATIONS IRELAND LIMITED By: /s/ Shreehas P Tambe ______________________________ Name: Shreehas P Tambe Title: Authorized Signatory
BIOSIMILAR COLLABORATIONS IRELAND LIMITED By: /s/ Chinappa M B ______________________________ Name: Chinappa M B Title: Authorized Signatory

[Signature Page to Omnibus Amendment No. 1]

IN WITNESS WHEREOF, the Parties have duly executed this Amendment, all as of the date first written above.

BIOSIMILARS NEWCO LIMITED By: /s/ Shreehas P Tambe ______________________________ Name: Shreehas P Tambe Title: Authorized Signatory
BIOSIMILARS NEWCO LIMITED By: /s/ Chinappa M B ______________________________ Name: Chinappa M B Title: Authorized Signatory

[Signature Page to Omnibus Amendment No. 1]

IN WITNESS WHEREOF, the Parties have duly executed this Amendment, all as of the date first written above.

BIOCON BIOLOGICS LIMITED By: /s/ Shreehas P Tambe ______________________________ Name: Shreehas P Tambe Title: Authorized Signatory
BIOCON BIOLOGICS LIMITED By: /s/ Chinappa M B ______________________________ Name: Chinappa M B Title: Authorized Signatory

[Signature Page to Omnibus Amendment No. 1]

Schedule 1

Schedule G

Essential Financial Services

•Collection of all accounts receivable in respect of the Business.
•Settling all receivables and payables with customers and vendors in respect of the Business.
•Reconciliations for Products sold in all markets.